As filed with the Securities and Exchange Commission on May 24, 2023

 Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

THE TRAVELERS COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0518860
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

485 Lexington Avenue

New York, New York 10017

(Address of Principal Executive Offices) (Zip Code)

THE TRAVELERS COMPANIES, INC.

2023 STOCK INCENTIVE PLAN

(Full title of the plan)

Christine K. Kalla
Executive Vice President and General Counsel
The Travelers Companies, Inc.
385 Washington Street

St. Paul, Minnesota 55102

(651) 310-7911

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

On May 24, 2023, the shareholders of The Travelers Companies, Inc. (the “Company” or “Registrant”) approved The Travelers Companies, Inc. 2023 Stock Incentive Plan (the “Plan”). As provided in the Plan, 5,800,000 shares of the Registrant’s common stock, without par value (the “Common Stock”), are available for issuance thereunder, reduced by the number of shares covered by awards granted under The Travelers Companies, Inc. 2014 Stock Incentive Plan (the “Prior Plan”) on or after March 28, 2023, of which there were 10,816 shares. Additionally, to the extent an award under the Plan or the Prior Plan expires unexercised, is forfeited, terminated or canceled, is settled in cash or other forms of property, or otherwise does not result in the issuance of shares of Common Stock, in whole or in part, the number of shares of Common Stock subject to such award will become available again for grant under the Plan. The purpose of this registration statement on Form S-8 (the “Registration Statement”) is to register the offer and sale of (i) the 5,789,184 shares of Common Stock authorized under the Plan and (ii) 1,000,000 shares of Common Stock that may become available for issuance as a result of outstanding awards under the Plan and the Prior Plan that are forfeited, terminated, canceled or expire unexercised.

Part I—Information Required in the Section 10(a) Prospectus

The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission” or “SEC”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II—Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents filed with the SEC by the Company are incorporated in this Registration Statement by reference:

(1)	The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 16, 2023 (the “Annual Report”);

(2)	The Company’s definitive proxy statement on Schedule 14A filed on April 7, 2023 (solely those portions that were incorporated by reference into the Annual Report);

(3)	The Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2023 filed with the SEC on April 19, 2023;

(4)	The Company’s current report on Form 8-K filed with the SEC on March 31, 2023;

(5)	The description of the Company’s Common Stock contained in its description of securities, filed as Exhibit 4.1 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 13, 2020, including any amendments or supplements thereto.

All reports and other documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules) shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Wendy C. Skjerven, Esq., Vice President, Corporate Secretary and Group General Counsel of the Company, has given her opinion about certain legal matters affecting the Plan in this Registration Statement. Ms. Skjerven owns, or has the right to acquire, a number of shares of the Company’s Common Stock which represents less than 1% of the total outstanding Common Stock of the Company. Ms. Skjerven participates in the Plan.

Item 6. Indemnification of Directors and Officers

The Company is subject to Minnesota Statutes, Chapter 302A. Minnesota Statutes, Section 302A.521, provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity (as defined in Section 302A.521) of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan), settlements and reasonable expenses (including attorneys’ fees and disbursements), incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation, or, in the case of acts or omissions in such person’s official capacity for other affiliated organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

The Company’s bylaws provide that it will indemnify and make permitted advances to a person made or threatened to be made a party to a proceeding by reason of his former or present official capacity against judgments, penalties, fines (including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan), settlements and reasonable expenses (including, without limitation, attorneys’ fees and disbursements) incurred by him in connection with the proceeding in the manner and to the fullest extent permitted or required by Section 302A.521.

The Company has directors’ and officers’ liability insurance policies, in amounts deemed appropriate and subject to various deductibles, conditions and limitations.

The Company, as depositor, has agreed in the declarations of trust to (i) reimburse the trustees of the Trust for all reasonable expenses (including reasonable fees and expenses of counsel and other experts) and (ii) indemnify, defend and hold harmless the trustees and any of the officers, directors, employees and agents of the trustees (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of, or are imposed upon, or asserted at any time against, such Indemnified Persons with respect to the performance of the declarations of trust, the creation, operation, administration or termination of a trust or the transactions contemplated thereby; provided, however, that the Company shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or negligence of such Indemnified Person.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits filed as part of this Registration Statement are listed on the Exhibit Index immediately following “Item 9. Undertakings”, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation of The Travelers Companies, Inc., as amended and restated May 23, 2013 (incorporated by reference to Exhibit 3.1 to the Company's current report on Form 8-K filed on May 24, 2013).

4.2	Bylaws of The Travelers Companies, Inc., as amended and restated December 7, 2022 (incorporated by reference to Exhibit 3.2 to the Company's current report on Form 8-K filed on December 12, 2022).

4.3	The Travelers Companies, Inc. 2023 Stock Incentive Plan.

5	Opinion of Wendy C. Skjerven, Esq.

23.1	Consent of Wendy C. Skjerven, Esq. (included in Exhibit 5).

23.2	Consent of KPMG LLP.

24	Power of Attorney.

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on May 24, 2023.

THE TRAVELERS COMPANIES, INC. (Registrant)

By:	/s/ Christine K. Kalla
Name:	Christine K. Kalla
Title:	Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: May 24, 2023	/s/ Alan D. Schnitzer
Alan D. Schnitzer, Director, Chairman and Chief Executive Officer (Principal Executive Officer)

Date: May 24, 2023	/s/ Daniel S. Frey
Daniel S. Frey, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: May 24, 2023	/s/ Douglas K. Russell
Douglas K. Russell, Senior Vice President and Corporate Controller (Principal Accounting Officer)

Alan L. Beller, Director*

Janet M. Dolan, Director*

Russell G. Golden, Director*

Patricia L. Higgins, Director*

William J. Kane, Director*

Thomas B. Leonardi, Director*

Clarence Otis Jr., Director*

Elizabeth E. Robinson, Director*

Philip T. Ruegger III, Director*

Rafael Santana, Director*

Todd C. Schermerhorn, Director*

Laurie J. Thomsen, Director*

Bridget van Kralingen, Director*

*Christine K. Kalla, by signing her name hereto, does hereby sign this document on behalf of herself and each of the above named directors of the Company pursuant to powers of attorney duly executed by such persons (set forth in Exhibit 24 to this Registration Statement).

/s/ Christine K. Kalla
Christine K. Kalla
(For herself and as attorney-in-fact)

Date: May 24, 2023